                                                                    Exhibit 11.1

                            PAYLESS SHOESOURCE, INC.
                      COMPUTATION OF NET EARNINGS PER SHARE


                                                   May 4,           May 5,
(Thousands, except per share)                       2002             2001
                                                  --------         --------

Basic Computation:
------------------

Net earnings                                      $ 23,933         $ 29,650
Weighted average common
 shares outstanding                                 22,414           22,164
                                                  --------         --------


Basic earnings per share                          $   1.07         $   1.34
                                                  ========         ========


Diluted Computation:
--------------------

Net earnings                                      $ 23,933         $ 29,650

Weighted average common
 shares outstanding                                 22,414           22,164

Net effect of dilutive stock
  options based on the treasury
  stock method                                         378              631
                                                  --------         --------

Outstanding shares for diluted
  earnings per share                                22,792           22,795
                                                  ========         ========


Diluted earnings per share                        $   1.05         $   1.30
                                                  ========         ========


Note: Basic earnings per share are computed by dividing net earnings by the weighted average number of shares of common stock outstanding during the period. Diluted earnings per share include the effect of conversions of options.